KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS (LOSS) PER SHARE COMPUTATION
                   (In thousands except per share amounts)

                                  For the Three Months  For the Six Months
                                      Ended June 30,      Ended June 30,
                                 --------------------  ------------------
                                      2001      2000       2001      2000
                                      ----      ----       ----      ----
Basic:
  Net earnings (loss)              $(12,495) $  9,271  $ (3,754) $ 17,827
                                   ========  ========  ========  ========
  Weighted average number
    of shares outstanding            22,377    23,166    22,343    23,146
                                   ========  ========  ========  ========

Net earnings (loss) per share      $   (.56) $    .40  $   (.17) $    .77
  - basic                          ========  ========  ========  ========


Diluted:
  Net earnings (loss)              $(12,495) $  9,271  $ (3,754) $ 17,827
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)         280       255       535       522
                                   --------  -------- --------  --------
  Net earnings (loss) (as adjusted)$(12,215) $  9,526  $ (3,219) $ 18,349
                                   ========  ========  ========  ========


  Weighted average number of
    shares outstanding               22,377    23,166    22,343    23,146

  Weighted average shares issuable on
    conversion of 6% subordinated
    convertible debentures            1,066     1,136     1,094     1,165

  Weighted average shares issuable on
    exercise of diluted stock options   267        26       257        31
                                   --------  --------  --------  -------
    Total                            23,710    24,328    23,694    24,342
                                   ========  ========  ========   =======


Net earnings (loss) per share
  - diluted*                       $   (.56) $    .39  $   (.17) $    .75
                                   ========  ========  ========  ========

*The calculated diluted per share amounts for 2001 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

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